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                                                                    Exhibit 10.1

                       SEPARATION AGREEMENT AND RELEASE

     This SEPARATION AGREEMENT AND RELEASE ("Agreement") commencing on July 1, 2000 and terminating on June 30, 2001, is entered into by and between Rob Helmick ("Employee") and eCollege.com ("Employer" or "Company").

                                   Recitals

     A. Employee was employed by Company as Company's President and Chief Executive Officer from inception through May 30, 2000.

     B. The parties wish to resolve any and all outstanding issues between them and therefore voluntarily enter into this Agreement.

                                   Agreement

     In consideration of the promises, rights and benefits set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Final Payment. Employer shall: a) pay Employee his base salary (a total gross amount of $255,000); b) provide Employee with Company's general benefits for a period of twelve months commencing on July 1, 2000 and terminating on June 30, 2001; and c) pay Employee a separate payment for accrued vacation through July 1, 2000 (collectively the "Payment") in full satisfaction and settlement of all amounts owed to Employee by Company for any reason whatsoever as of the date of termination of Employee's employment, including without limitation, salary or wages, vacation pay, bonuses, and severance pay. Such Payment shall be made by Employer in 24 installments in bi-monthly payments on the 5th and 20th day of each month, provided that Employee complies with the terms and conditions set forth in this Agreement. Employer shall have the right to prepay any or all of the obligations under this Agreement at any time. Employee acknowledges and agrees that he is not owed any other amounts by Employer as of the date of this Agreement, and acknowledges that the Payment includes amounts not otherwise owed to Employee but for his execution of this Agreement. Employee agrees and acknowledges that the general benefits provided by the Employer may be changed or amended from time to time, and at any time, at the sole discretion of the Employer.

     2. Taxes. Employer will withhold local, state and federal taxes and other applicable amounts from the Payment as required by law. The gross amount of the Payment shall be reflected on the Employee's W-2 form issued by Employer for the appropriate tax year. Employee shall be solely responsible and liable for payment of any additional amounts which may be due on or as a result of the Payment.

     3. Full General Release. Employee, individually and on behalf of his successors, heirs and assigns, hereby releases, waives and discharges Employer and its parents, subsidiaries, or otherwise affiliated corporations, partnerships or business enterprises, and each of their respective present and former officers, directors, shareholders, partners, members, employees, agents, attorneys, representatives, successors, and assigns, (collectively referred to as "Released Parties"), from any and all causes of action, claims, charges, demands, losses, damages, wages, compensation, benefits, costs, attorneys' fees and liabilities of any kind (collectively referred to as "Claims") that he may have or claim to have, in any way relating to or arising out of any act or omission from the beginning of time through the date of the execution of this Agreement. This Full General Release includes, but is not limited to, claims under the Age


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Discrimination in Employment Act. It is the intent of the parties that this Full
General Release shall fully resolve all Claims of any nature whatsoever now or previously existing which Employee may have against the Released Parties, whether presently known or unknown.

     4. No Admission of Liability. The parties each deny that they have taken any improper actions with respect to the other or in violation of any federal, state, or local law or regulation. This Agreement shall not be admissible in any proceeding as evidence of any improper conduct by either party.

     5. Confidentiality. Employee acknowledges that this confidentiality provision is an important term to Employer and that without this provision Employer would not agree to this Agreement.

          a. Employee agrees to keep the fact and terms of this Agreement strictly confidential, and not to discuss or disclose the fact or terms of this Agreement to anyone except his spouse, legal counsel, and tax advisor, and/or as required by law. Prior to disclosure to any such person Employee will inform the person to whom disclosure will be made of the confidentiality requirements of this Agreement and obtain that person's agreement to keep the information received confidential and to abide by the provisions of this paragraph.

          b. In the event that Employee or any person identified in the preceding subparagraph is served with a subpoena or other form of order, directive or request (hereinafter, "Subpoena") by any person or judicial or administrative body or agency which seeks to force or require such person to disclose in any manner the substance of the settlement negotiations with Employer or the terms of this Agreement, the person subject to such Subpoena shall immediately inform Employer or its attorneys of such Subpoena prior to making any disclosures regarding the settlement negotiations or this Agreement and prior to responding in any manner to the Subpoena.

     6. Survival of Terms of Employment Agreement. Employee is a party to an Employment Agreement with Employer dated October 1, 1999, a copy of which is attached hereto. The Employment Agreement contains certain provisions which will continue in effect despite Employee's separation from employment, including without limitation provisions regarding nonsolicitation, confidentiality, ideas and inventions, return of documents and computer data, and injunctive relief. Employee acknowledges that his obligations under this Agreement are in addition to, and not in place of, those continuing obligations under the Employment Agreement. The provisions of the Employment Agreement and this Agreement shall be construed together and supplementary to each other wherever possible. In the event of any conflict between the two agreements, the provisions of this Agreement shall control.

     7. Noncompetition. During the term of this Agreement, and for a period of twelve (12) months after the termination of this Agreement, Employee shall not, within the United States, directly or indirectly, (1) own (as a proprietor, partner, stockholder, or otherwise) an interest in, or (2) participate (as an officer, director, or in any other capacity) in the management, operation, or control of, or (3) perform services as or act in the capacity of an employee, independent contractor, consultant, or agent of any enterprise engaged, directly or indirectly, in the online education and online training business or in competition with any other business conducted by the Company except with the prior written consent of the CEO of the Company; or, (4) directly or indirectly, contact, solicit or direct any person, firm, or corporation to contact or solicit, any of the Company's customers, prospective customers, or business brokers for the purpose of selling or attempting to sell, any products and/or services that are the same as or


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similar to the products and services provided by the Company to its customers during the term hereof. In addition, the Employee will not disclose the identity of any such business brokers, customers, or prospective customers, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; and solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is an employee of the Company, nor solicit any of the Company's employees to terminate employment with the Company, nor agree to hire any employee of the Company into employment with himself or any company, individual or other entity. Employee agrees and acknowledges that the Noncompetition clause in this Agreement is extended by an additional six months from the term of the Noncompetition in Employee's Employment Agreement.

     8. Nondisparagement. Employee covenants and agrees not to make or publish any disparaging, derogatory, critical, unflattering, or otherwise negative comments about Employer whether true or untrue, to any person or entity, or to make any statements from which a disparaging, derogatory, critical, unflattering, or otherwise negative meaning could reasonably be inferred; provided, however, that if Employee is required by law to testify, provide information or give a statement under oath nothing in this provision is intended to prevent or discourage Employee from doing so truthfully.

     9. Board of Directors. Employee shall continue in his capacity as Co-Chairman of the Board of Company at the discretion of the Board. Employee shall receive the same benefits extended to all other directors of Company, so long as Employee is a director.

     10. Legal Counsel. Employee has consulted or has had the opportunity to consult with an attorney regarding his separation from employment and this Agreement.

     11. Voluntariness of Agreement. Employee has had sufficient time to consider the terms of this Agreement, understands this Agreement, and chooses voluntarily to enter into this Agreement.

     12. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the enforcement, interpretation, or breach hereof, shall be settled by binding arbitration in accordance with the Colorado Uniform Arbitration Act, administered in Denver, Colorado. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The fees of the arbitrator shall be divided and paid equally by the parties to the arbitration.

     13. Return of Employer's Property. Employee hereby warrants and represents that he has returned all property belonging to Employer in his possession or control, including without limitation keys, access cards, equipment, tools, documents and files; provided however, that Employee shall be entitled to keep his Company computer and Blackberry.

     14. Voice Mail. Company shall continue to provide Employee with a voice mailbox on the Company voice mail system until June 30, 2001. In addition, Company will forward Employee's email to an email address provided by Employee.


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     15.  Miscellaneous.

          a. Complete and Final Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the parties on the subject matter hereof, and supersedes and replaces any and all prior understandings, obligations, representation, and agreements between the parties, whether written or oral, express or implied, or based on statute, common law, or contract.

          b. Amendments. Any amendment, modification or waiver of any provision of this Agreement must be in writing and signed by all parties to be effective.

          c. Binding Effect. This Agreement shall bind and inure to the benefit of the agents, heirs, executors, representatives, administrators, successors, assigns, and affiliates of the parties.

          d. Governing Law. The interpretation and enforcement of this Agreement and the parties' rights hereunder shall be construed in accordance with and governed by Colorado law.

          e. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one document.

          f. Headings. The headings used in this Agreement are for convenient reference only, and do not alter or limit the terms of each paragraph.

          g. Severability. In the event that all or any portion of one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, that provision or portion shall be severed from this Agreement and the validity, legality and enforceability of the remaining portion of the provision and all other provisions contained herein shall not in any way be affected or impaired thereby.

          h. Notices. Any notices required by or relating to this Agreement shall be sent by certified mail, hand delivery, messenger service, or confirmed facsimile transmission. Such notices shall be sent to the parties at the addresses set forth below, which may be changed upon notice to the other party in accordance with this paragraph.

                  THIS DOCUMENT CONTAINS A RELEASE OF CLAIMS.
                        READ CAREFULLY BEFORE SIGNING.

Rob Helmick                                    eCollege.com


_____________________________                  By:_____________________________
Rob Helmick                                       Oakleigh Thorne, CEO

Address:_____________________                     10200 A East Girard Avenue

        _____________________                     Denver, CO 80231

Date:   _____________________                  Date:___________________


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